Exhibit 32.1
CERTIFICATE OF
CHIEF EXECUTIVE OFFICER
OF
RAM ENERGY RESOURCES, INC.
     I, Larry E. Lee, Chief Executive Officer of RAM Energy Resources, Inc. (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the nine months ended September 30, 2010, (the “Report”):
a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and that

b.	the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at September 30, 2010, and the results of the Company’s operations for the nine months ended September 30, 2010.

November 8, 2010	By:	/s/ Larry E. Lee
		Name:	Larry E. Lee
		Title:	Chairman, President and Chief Executive Officer